Exhibit 4.36

DIRECTOR DEED OF INDEMNITY

THIS DEED OF INDEMNITY is made the ____ day of ______________

BETWEEN:

(1)	Diversified Energy Company Plc, a public limited company registered in England and Wales with company number 09156132 whose registered office is at 1600 Corporate Drive, Birmingham, Alabama 35242 (the “Company”); and

(2)	_____________ of _____________________________ (the “Indemnified Person”).

WHEREAS

(A)	The Indemnified Person is a director of the Company.

(B)	The Company has agreed to indemnify the Indemnified Person on the terms and conditions set out in this Deed.

(C)	The Company has further agreed to maintain appropriate directors’ and officers’ liability insurance for the benefit of the Indemnified Person.

NOW THIS DEED WITNESSETH as follows:

1.	INDEMNITY

1.1	Subject to Clauses 1.2 and 6.1 of this Deed, the Company shall, to the fullest extent permitted by law and without prejudice to any other indemnity to which the Indemnified Person may otherwise be entitled, indemnify and hold the Indemnified Person harmless in respect of all claims, actions and proceedings, whether civil, criminal or regulatory (“Claims”), and any losses, damages, penalties, liabilities, costs, charges, expenses, compensation or other awards arising in connection with any such Claims (“Losses”), whether instigated, imposed or incurred under the laws of England and Wales, the United States, or the law of any other jurisdiction and arising out of, or in connection with, the actual or purported exercise of, or failure to exercise, any of the Indemnified Person’s powers, duties or responsibilities as a director or officer of the Company or any of its subsidiaries (as defined in section 1159 of the Companies Act 2006, as amended (the “Companies Act”)) and including any modification or re-enactment of it for the time being in force) for the time being, subject to the remaining provisions of this Deed.

1.2	The indemnity in Clause 1.1 above shall be deemed not to provide for, or entitle the Indemnified Person to, any indemnification that would cause this Deed, or any part of it, to be treated as void under the Companies Act and, in particular, except as provided in Clause 1.3 of this Deed, shall not provide directly or indirectly (to any extent) any indemnity against:

(a)	any liability incurred by the Indemnified Person to the Company or any associated company (as defined in section 256 of the Companies Act) (“Associated Company”); or

(b)	any liability incurred by the Indemnified Person to pay a fine imposed in criminal proceedings or a sum payable to a regulatory authority by way of a penalty in respect of non-compliance with any requirement of a regulatory nature (however arising); or

(c)	any liability incurred by the Indemnified Person:

(i)	in defending any criminal proceedings in which such Indemnified Person is convicted;

(ii)	in defending any civil proceedings brought by the Company, or an Associated Company, in which judgment is given against such Indemnified Person;

(iii)	in connection with any application under section 661(3) or (4) or section 1157 of the Companies Act in which the court refuses to grant him relief,

where, in any such case, any such conviction, judgment or refusal of relief has become final. Reference in this Clause 1.2 to a conviction, judgment or refusal of relief being “final” shall be construed in accordance with sections 234(4) and (5) of the Companies Act.

1.3	Without prejudice to the generality of the indemnity set out in Clause 1.1 above, the Company shall, to the fullest extent permitted by law, indemnify and hold the Indemnified Person harmless on an “as incurred” basis against all legal and other costs, charges and expenses reasonably incurred or to be incurred:

(a)	in defending Claims including, without limitation, Claims brought by, or at the request of, the Company or any Associated Company and any investigation into the affairs of the Company or any Associated Company by any judicial, governmental, regulatory or other body; or

(b)	in connection with any application under section 661(3) or (4) or section 1157 of the Companies Act,

provided that, in accordance with section 205 of the Companies Act, the Indemnified Person agrees that any such legal and other costs, charges and expenses paid by the Company shall fall to be repaid, or any liability of the Company under any transaction connected thereto shall fall to be discharged, not later than:

(c)	in the event of the Indemnified Person being convicted in the proceedings, the date when the conviction becomes final;

(d)	in the event of judgment being given against the Indemnified Person in the proceedings, the date when the judgment becomes final; or

(e)	in the event of the court refusing to grant the Indemnified Person relief on the application, the date when the refusal of relief becomes final.

References in this Clause 1.3 to a conviction, judgment or refusal of relief being 'final' shall be construed in accordance with sections 205(3) and (4) of the Companies Act.

2.	CLAIMING UNDER THE INDEMNITY

2.1	The Indemnified Person shall give written notice to the Company as soon as reasonably practical after receipt of any demand relating to any Claims (or circumstances which may reasonably be expected to give rise to a demand relating to Claims) giving, where possible, full details and providing, where possible, copies of all relevant correspondence and the Indemnified Person shall keep the Company fully informed of the progress of any Claims, including providing all such information in relation to any Claims or Losses or any other costs, charges or expenses incurred as the Company may reasonably request, and shall take all such action as the Company may reasonably request to avoid, dispute, resist, appeal, compromise or defend any Claims.

2.2	For the avoidance of doubt:

(a)	if a company ceases to be a subsidiary of the Company after the date of this Deed, the Company shall only be liable to indemnify the Indemnified Person in respect of liabilities in relation to that company which arose before the date on which that company ceased to be a subsidiary of the Company; and

(b)	the Indemnified Person, as director or manager of any company which becomes a subsidiary of the Company after the date of this Deed, shall be indemnified only in respect of liabilities arising after the date on which that company became a subsidiary of the Company.

2.3	The Company shall pay such amount to the Indemnified Person as shall after the payment of any tax thereon leave the Indemnified Person with sufficient funds to meet any Losses to which this Deed applies. In the event that any amounts are paid to the Indemnified Person under this Clause 2.3 but a tax deduction, credit or relief is or becomes available to the Indemnified Person in respect of the relevant payment under this Deed received by the Indemnified Person or any payment made by the Indemnified Person to a third party in respect of the relevant Loss which was not taken into account in calculating the amount payable under this Clause 2.3, the Indemnified Person shall make a payment to the Company of such an amount as is equal to the benefit of such deduction, credit or relief which was not taken into account.

2.4	If and to the extent that the rights of the Indemnified Person under this Deed give rise to any taxable benefit or other similar charge or liability for such Indemnified Person then, having regard to any tax deductions, credits or reliefs which are or may be available to such Indemnified Person in respect of such rights, the Company shall procure that such Indemnified Person shall be made whole in such regard as soon as reasonably practicable.

3.	TERM

This Deed shall remain in force until such time as any relevant limitation periods for bringing Claims against the Indemnified Person have expired, or for so long as the Indemnified Person remains liable for any Losses, notwithstanding that such Indemnified Person may have ceased to be a director or officer of the Company or any of its subsidiaries. The Company shall not be entitled to terminate this Deed without the prior written consent of the Indemnified Person.

4.	DIRECTORS’ AND OFFICERS’ INSURANCE

The Company shall provide and maintain appropriate “directors and officers” liability insurance (including ensuring that premiums are properly paid), with a reputable insurance company, for the benefit of the Indemnified Person for so long as any Claims may lawfully be brought against the Indemnified Person (or his/her estate).

5.	GOVERNING LAW AND JURISDICTION

This Deed and any non-contractual rights or obligations arising out of or in connection with it shall be governed by, and interpreted in accordance with, the laws of England and Wales. Each of the Company and the Indemnified Person irrevocably agree that the courts of England and Wales shall have exclusive jurisdiction to settle any Disputes (as defined below) and waive any objection to proceedings before such courts on the grounds of venue or on the grounds that such proceedings have been brought in an inappropriate forum. For the purposes of this Clause 5, “Dispute” means any dispute, controversy, claim or difference of whatever nature arising out of, relating to, or having any connection with this Deed, including a dispute regarding the existence, formation, validity, interpretation, performance or termination of this Deed or the consequences of its nullity and also including any dispute relating to any non-contractual rights or obligations arising out of, relating to, or having any connection with this Deed.

6.	GENERAL

6.1	If this Deed is finally judicially determined in a relevant jurisdiction to provide for, or entitle the Indemnified Person to, indemnification against any Claims or Losses that would cause this Deed, or any part of it, to be treated as void under the laws of that jurisdiction, this Deed shall, in so far as it relates to such jurisdiction, be deemed not to provide for, or entitle the Indemnified Person to, any such indemnification, and the Company shall instead indemnify the Indemnified Person against any Claims or Losses to the fullest extent permitted by law in that jurisdiction.

6.2	This Deed and the documents referred to in it constitute the entire agreement and understanding of the parties and supersede and extinguish all previous agreements, promises, assurances, warranties, representations and understandings between the parties, whether written or oral, relating to the subject matter of this Deed.

6.3	A person who is not a party to this Deed shall have no right under the Contracts (Rights of Third Parties) Act 1999 to enforce any of its terms.

[Remainder of Page Intentionally Left Blank; Signature Pages Follow]

IN WITNESS whereof this Deed has been executed and delivered the day and year first above written.

EXECUTED and delivered	)

as a DEED by	)

)

acting by	)

a director, in the presence of:	)	Director

Signature of Witness

Name of Witness

Address of Witness

Occupation of Witness

SIGNED as a DEED by	)

)

in the presence of:	)

Signature of Witness

Name of Witness

Address of Witness

Occupation of Witness